NEWS RELEASE


For Immediate Release                         Contact:  Steve Cantor
                                                        Manager, Corp. Comm.
                                                        (617) 272-6100

                                                        R.A. McDonough
                                                        The Bridgeford Group
                                                        (212) 476-8720


                        DYNATECH'S NEXT STRATEGIC MOVES
                     DESIGNED TO ENHANCE GROWTH AND PROFITS

BURLINGTON, Mass., February 7, 1996. . . On the heels of reporting record thirdquarter earnings per share, Dynatech Corporation (Nasdaq symbol: DYTC) announced today that to further focus the company on its leading, high-growth businesses it will divest its broadcast video equipment and selected data transmission operations.

John F. Reno, Dynatech's president and chief executive officer, said, "Our ongoing mission is to be in communications businesses which are leaders in highgrowth markets. The remaining businesses - Communications Test, Industrial and Scientific Communications Systems, and Video Technologies - are consistent with that mission. Furthermore, the proceeds from the divestitures provide means to make additional investments in those businesses and to consider focused acquisitions, like that of Tele-Path Industries in September 1995 which significantly added to our market position and growth prospects."

As a second part of an overall program to further increase shareholder value, the company announced that its Board of Directors has authorized a repurchase of up to one million shares of common stock from time to time through open market purchases and negotiated transactions. The company may use repurchased shares for employee plans and other corporate purposes.

Including medical and diagnostic operations previously marked for sale or already sold, the company indicated that in total there are 11 businesses slated for divestiture which account for about $180 million in annual revenues. The company anticipates these divestitures to generate net proceeds of in excess of $100 million and a small capital gain.

Mr.  Reno  continued,  "With  the sale of our  medical  businesses  we will have accomplished our objective of becoming a focused communications network solutions company. The additional divestitures will bring even more clarity to our business mission of market leadership and growth and will allow us to concentrate our resources on our areas of greatest strength."

"Given the historical performance of the remaining businesses and their growth prospects, we believe our actions will result in greater profitability and growth. Two of the businesses to be sold reported significant operating losses for the first nine months of fiscal 1996," noted Mr. Reno.

On a proforma basis, the three remaining businesses - Communications Test, Industrial and Scientific Communications Systems, and Video Technologies contribute approximately 60%, 20%, and 20%, respectively, of aggregated annualized revenues of about $290 million. Over the previous four years, revenues of these operations have grown at a compound annual rate of 19%.
Through the first nine months of fiscal 1996, these operations reported operating income as a percentage of sales of 13.8% on a proforma basis excluding nonrecurring charges, compared with 7.8% as reported.

Dynatech has retained The Bridgeford Group, the investment banking firm which previously advised the company on a number of successful divestitures, to assist in the disposition process which is expected to be completed within 12 to 18 months.

Dynatech Corporation is a global communications equipment company focused on network technology solutions. Its products address communications test, industrial and scientific communications, and video technology applications. Headquartered in Burlington, Massachusetts, Dynatech sells its products worldwide through subsidiaries located throughout the Americas, Europe and Asia.